UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2010

ASTRONICS CORPORATION
 (Exact name of registrant as specified in its charter)

New York	0-7087	16-0959303
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Commerce Way East Aurora, New York	14052
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 805-1599

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 6, 2010, Astronics Corporation held its 2010 Annual Meeting of Shareholders (“Annual Meeting”) for which the Board of Directors solicited proxies. At the Annual Meeting, the shareholders voted on the following:

1)	Elect the Board of Directors

2)	Ratify the appointment of Ernst & Young LLP as the independent registered accounting firm for the company for the current fiscal year.

3)	A shareholder proposal recommending the Board of Directors take action to convert all of the Corporation’s shares of Class B Stock (currently 10 votes per share) to shares of Common Stock (currently one vote per share).

The final voting results on each of the matters submitted to a vote of shareholders at the Annual Meeting were as follows:

1)	The nominees to the Board of Directors were elected based on the following shares voted:

	For	Withheld
Raymond W. Boushie	19,438,252	1,628,213
Robert T. Brady	17,660,692	3,405,773
John B. Drenning	17,291,685	3,774,780
Peter J. Gundermann	18,887,172	2,179,293
Kevin T. Keane	17,421,085	3,645,380
Robert J. McKenna	18,438,779	2,627,686

2)	Ratification of Ernst & Young LLP as independent registered accounting firm for fiscal year 2010. A total of 26,096,513 votes were cast for the proposal, 811,184 votes were cast against it and 292,105 votes abstained. There were no broker non-votes. The affirmative votes constituted more than a majority of the votes represented at the meeting, the number needed to approve the proposal.

3)	A shareholder proposal recommending the Board of Directors take action to convert all of the Corporation’s shares of Class B Stock to shares of Common Stock. The proposal was defeated. A total of 5,386,402 votes were cast for the proposal, 14,675,733 votes were cast against it, 1,004,319 votes abstained and there were 6,133,348 broker non-votes. The affirmative votes constituted less than a majority of the votes represented at the meeting, the number needed to approve the proposal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astronics Corporation

Dated: May 11, 2010	By: /s/ David C. Burney
Name: David C. Burney Vice President and Chief Financial Officer